Exhibit 99.2

August 2009 Corporate Profile

Breakthrough Appendicitis Diagnostic Blood Test & New rDNA Drugs

Stock Price Performance & Volume: APPY

Key Statistics (mrq ended March 31, 2009)

Business	Bio Science

Stock Price (7/30/09)	$2.91

Stock Symbol (Nasdaq:CM)	APPY

Avg. Daily Trading (90 day)	180,000

Shares Outstanding/Fully Diluted	31.7M / 36.9M

52 Week Low/High	$1.05 - $7.80

Public Float, est.	29.9M

Market Capitalization	$91.9M

Insider Holdings	19%

Institutional Holdings, est	38%

Revenues (ttm)	$528K

EPS (ttm)	($0.31)

Cash & ST Investments (mrq)	$15.1M

Total Assets (mrq)	$21.8M

Total Liabilities (mrq)	$6.3M

Management & Headquarters

Daryl Faulkner, Executive Chairman & CEO
Greg Pusey, Vice Chairman
Dr. Robert Caspari, COO & Chief Medical Officer
Jeff McGonegal, Chief Financial Officer
Dr. Mark Colgin, Chief Scientific Officer

1585 South Perry Street, Castle Rock, CO 80104
Tel 303.794.2000 • www.aspenbiopharma.com

Investor Relations Contact

Ron Both, Liolios Group • 949.574.3860 • info@liolios.com

About the Human Appendix & Appendicitis

The Appendix is a 3 1/2-inch-long tube of tissue that extends from the large intestine. It contains specialized tissue that can produce antibodies, as well as grow and protect digestive bacteria.

Appendicitis is an inflammation of the appendix. Left untreated, an inflamed appendix can eventually burst or “perforate,” spilling infectious materials into the abdominal cavity, which can be fatal unless treated quickly.

AspenBio Pharma Highlights

•	AspenBio Pharma is advancing toward commercialization of AppyScore™, the world’s first blood test to aid in the diagnosis of human appendicitis.

•	Clinical studies demonstrate AppyScore’s sensitivity is 90% and it will be used in combination with other modalities typically used in diagnosing appendicitis.

•	AppyScore’s initial target market is 5.6 million people in the U.S. who enter hospital emergency departments annually and receive blood work in order to diagnose abdominal pain.

•	AspenBio filed an FDA 510(k) application seeking clearance for AppyScore ELISA on June 30, 2009.

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AspenBio is also advancing a new class of drugs that mimic natural reproductive hormones for animals of economic importance. The company has a development and marketing agreement with Novartis Animal Health(NYSE:NVS) for the bovine species.

•	Recent CEO and CMO/COO hires bring accomplished leadership and extensive diagnostic and regulatory experience.

AspenBio Pharma Overview

        AspenBio Pharma is an emerging biotechnology company dedicated to the discovery, development and commercialization of novel products that address unmet diagnostic and therapeutic needs in both human and animal health.

The company’s AppyScore blood-based test addresses the difficult challenge of diagnosing human appendicitis in the hospital emergency department. The company is also advancing unique therapeutic proteins designed to improve reproduction in non-companion animals of economic importance.

Market Opportunity: Better Test for Appendicitis

        In the U.S. alone, it is estimated that more than 10 million people annually enter hospital emergency departments with abdominal pain potentially related to appendicitis. About 5.6 million of this population receives lab tests, in addition to a physical exam. Additionally, Computed Tomography (“CT”) is often used as a screening tool for diagnosing appendicitis because of the lack of other effective screening tools.

        While considered the best diagnostic method currently available, the cost, time, and safety concerns associated with CT make it an undesirable screening tool. Recent published studies have raised health concerns about the possible harmful effects of radiation levels in CT scans which increase with multiple scans. One abdominal CT scan exposes a patient to a radiation dose equivalent to more than 500 chest X-rays. A CT scan can also be difficult to read in children and women and they often are not conclusive. Diagnosis in women with abdominal pain is also

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particularly difficult due to common gynecological conditions having symptoms similar to appendicitis.

     Out of the 10 million annual ED abdominal pain patients, approximately 310,000 have their appendix removed. Historically, due to limited effectiveness of current diagnostic tools, an estimated 8%-14% of patients are determined, upon having surgery, to have had a normal appendix, i.e., one that did not require removal. Total hospital charges for the surgical removal of a normal appendix are estimated to exceed $400 million annually in the United States.

Certain studies also indicate about 18% of the patients who have appendicitis were initially misdiagnosed and sent home only to return later to the hospital with a more advanced appendicitis or perforation. Once an appendix is perforated, it may become life threatening and the surgery is more complicated, costly and recuperation time is significantly longer. It is estimated that approximately 25-30% of appendicitis cases who present at the hospital have a perforated appendix. Due to the removal of healthy appendixes and or misdiagnosis, many appendicitis cases result in litigation.

The AppyScore Solution

To address the need for an objective, quantitative, rapid, and safe diagnostic triage test for human appendicitis, AspenBio has developed a unique blood-based test system, AppyScore, to be used in hospital emergency departments. The test incorporates a patented assay that detects a marker in the blood associated with the inflammation seen in appendicitis. It is anticipated to be the first and only such test available in the world.

Clinical studies show AppyScore’s sensitivity is 90% and it will be used in combination with other modalities typically used in diagnosing appendicitis. This test has the potential to change the standard of care for appendicitis diagnosis if doctors adopt AppyScore as part of the regular blood work they order for the 5.6 million people who enter the emergency room complaining of abdominal pain and are suspected of having appendicitis.

Use of AppyScore also has the potential to reduce the number of costly abdominal CT scans and associated exposure to harmful radiation. A doctor will typically receive the results of lab work and AppyScore far more rapidly than results from a CT. These factors could enable more effective management of the hospital emergency departments and increase throughput due to the improved ability to distinguish at-risk patients versus those with low probability of appendicitis.

In order to maximize the market value and effectiveness of AppyScore, the company is advancing the FDA 510(k) clearance process with an ELISA-based test while simultaneously completing development and testing of a rapid assay cassette with reader instrument. This new version is in advanced development and has many features and benefits over the ELISA. They include:

•	Rapid results in 15 minutes versus 45 minutes for the ELISA

• Fully integrated automated stand alone assay system which significantly reduces operator dependence
• Reduced potential for error
• A built-in interface to upload to the hospital’s LIMS system
Additionally AspenBio recently formed a medical advisory board with recognized leaders in the fields of surgery, emergency medicine, health research and policy to help guide the advancement of AppyScore toward commercialization.

Market Opportunity: Animal Reproduction
AspenBio’s other potential high-growth market segment is animal reproduction drugs. An attractive attribute of animal therapeutics is lower R&D costs and a more rapid process for FDA clearance as compared to human therapeutics.
Virtually all commercial livestock species and their operators worldwide can benefit from improvements in reproduction rates. For dairy farmers, more consistently pregnant cows mean more milk production. Currently, an estimated 70% of dairy cows in timed artificial breeding programs fail to conceive or maintain a viable pregnancy after artificial insemination. This results in substantial financial and production losses to the dairy industry and has created an opportunity for new, more effective therapeutic drugs to help improve pregnancy rates.
AspenBio is addressing this opportunity with a new class of drugs that mimic natural reproductive hormones for animals of economic importance. Significant performance advantages of AspenBio’s recombinant hormones over conventional hormone products include: 1) more potent and active at a lower dose; 2) more stable with longer half-life; 3) no disease risk (i.e., BSE-Mad Cow) or immunogenic response (unlike conventional animal derived hormones); and 4) economical to produce.

     To date, there is no known competing recombinant platform technology to AspenBio’s recombinant single-chain hormones. The first two product candidates are expected to be marketed under a development and marketing agreement with Novartis Animal Health (NYSE:NVS) as BoviPure LH and BoviPure FSH. These drugs are patented and have considerable worldwide market potential. The U.S. market potential for BoviPure LH (to be distributed per the Novartis agreement) is estimated between $100 million to $200 million annually.

Recent News Highlights & Events 2008-2009

Jun 30: Filed FDA 510(k) notification for AppyScore.

Jun 8: Formed medical advisory board for AppyScore with recognized leaders in the fields of surgery, emergency medicine, health research and policy.

Feb 10: Daryl Faulkner, executive chairman of AspenBio, appointed to additional position of interim CEO. He was former president, CEO and board member of Digene Corp., a Nasdaq-traded company prior to its $1.6B acquisition.

Feb 10: Dr Robert Casari appointed COO/CMO. ■

Important Disclaimer: This document is provided for informational purposes only; it should not be construed as an offer to buy or sell securities. No guarantee is made as to accuracy, completeness, or timeliness of information provided. This document includes “forward looking statements” as defined by the Securities & Exchange Commission (“SEC”). All statements, other than historical facts, address activities, events or developments that believes or anticipates will or may occur in the future are considered forward-looking and are subject to a number of assumptions, risks and uncertainties. Investors are cautioned any such statements are not guarantees of future performance and actual results or developments may differ materially due to of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, changes in regulations and ability to successfully secure marketing and manufacturing partners. APPY does not intend (and is not obligated) to update publicly any forward-looking statements. This document should be considered in conjunction with the warnings & cautionary statements contained in APPY’s recent filings with the SEC. Trademarks herein are the property of APPY.